Exhibit 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)
BOWHEAD SPECIALTY HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	18,004,156(1)	$36.24(2)	$652,470,613.44(2)	0.0001531	$99,893.25
Total				18,004,156		$652,470,613.44		$99,893.25
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—
	Total Offering Amounts					$652,470,613.44		$99,893.25
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$99,893.25
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(1)Shares of common stock registered for pursuant to this registration statement are shares which are to be offered by the selling stockholders named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”).
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s common stock, as reported on the New York Stock Exchange, on June 6, 2025, a date within five business days prior to the filing of this registration statement.